EXHIBIT 99.1

FIRST ALBANY TO ACQUIRE DESCAP SECURITIES

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Acquisition Further Strengthens First Albany’s Position in Taxable Fixed-Income Market

ALBANY, NY, February 19, 2004 – First Albany Companies Inc. (Nasdaq:  FACT) announced today that it has reached an agreement to acquire Descap Securities Inc., a NewYork-based broker-dealer and investment bank specializing in mortgage-backed securities. The value of the transaction is approximately $32 million, plus future consideration based on financial performance.

“This deal builds on our strength in Taxable Fixed Income and provides immediate benefits for First Albany clients and shareholders,” said Alan Goldberg, President and Chief Executive of First Albany.  “Adding Descap to our existing capabilities will allow us to further accelerate growth by providing broader and deeper products, particularly in the mortgage-backed securities market.  Descap is a great fit for us and we are pleased to welcome Rob Fine, President, Robert Tirschwell, Head of Trading and their team to the First Albany family.”

The acquisition will be funded through a term loan of $20 million funded by Keybank, and other working capital.  Management expects the impact on earnings to be accretive in 2004 and beyond, the Company said.

“We could not think of a better fit for our company, or a better platform for growing our business and client relationships,” said Mr. Fine.  “First Albany’s independence, its financial stability and the vision of its management team will allow us to continue to provide focused, high-quality, innovative service to our clients.”

In fiscal 2003, Descap, which will continue to operate under its current name, had revenues of approximately $32 million and a staff of 23 located in New York City.  Fine and Tirschwell will continue to have operational responsibility for Descap, and will report to Robert F. Campbell, Director of First Albany Capital’s Taxable Fixed Income group.

“We have been seeking opportunities to expand our taxable fixed income business” said Bob Campbell, “And Descap’s culture and business model fit remarkably well with what we do at First Albany.  Descap is an integral part of our plans going forward and it will be a strong platform for further growth.  The people at Descap have demonstrated expertise and an outstanding reputation in the mortgage-backed securities market, and we are delighted to have them aboard.”

About Descap

Descap Securities specializes in the primary issuance and secondary trading of mortgage-backed securities, asset-backed securities, collateralized mortgage obligations and derivatives, and commercial mortgage backed securities.  Its investment banking group provides advisory and capital raising services, and specializes in structured finance and asset-backed securities.

About First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm.  Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading.  FA Asset Management is an investment management company with a growing client base and increasing assets under management.  FA Technology Ventures is a leading early stage investor, providing venture capital, management and guidance for companies in the emerging growth sectors of information technology and energy technology.

First Albany is traded on NASDAQ under the symbol FACT and today has 19 offices in 12 states.

This news release contains forward-looking statements, which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

The common shares of First Albany Companies Inc. are traded on NASDAQ under the symbol "FACT".

SOURCE: First Albany Companies Inc.

First Albany Capital Inc. Steven Jenkins, 518-447-8500 or Fleishman Hillard Media: Al Bellenchia or Ben Tanner, 212-453-2301